Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

American Software, Inc.:

We consent to the use of our reports dated July 12, 2013, with respect to the consolidated balance sheets of American Software, Inc. and subsidiaries (the “Company”) as of April 30, 2013 and 2012, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended April 30, 2013, and related financial statement schedule, and the effectiveness of the internal control over financial reporting as of April 30, 2013, incorporated herein by reference.

/s/ KPMG LLP

Atlanta, Georgia

October 10, 2013